Exhibit 99.1

 NEWS RELEASE

EQT Announces PRELIMINARY FIRST QUARTER 2020 HIGHLIGHTS, provides updates on outlook and deleveraging plan, AND SCHEDULES EARNINGS
CONFERENCE CALL

PITTSBURGH – (April 23, 2020) – EQT Corporation (nyse: eqt) today announces certain preliminary first quarter 2020 operational and financial highlights, provides updates on outlook and its deleveraging plan, and schedules first quarter 2020 earnings conference call.

President and CEO Toby Rice stated: “The benefits of our transformation strategy have come to fruition during the first quarter 2020. We exceeded our production expectations through continued operational efficiencies, made substantial progress towards our well cost targets and outperformed our operating cost projections, all while spending roughly 25% less capital than the prior quarter. These results reflect our commitment to being the best and lowest cost operator, and I’m excited about our team’s ability to continue building on this positive momentum in an improving natural gas environment.

Rice continued, “We believe these operational improvements, when combined with an expected improved natural gas pricing environment and anticipated cash inflows, are more than sufficient to allow us to repay all of our 2021 maturities by the end of 2020. As a result, we intend to more selectively explore non-core asset sales and opportunistically assess monetizing our remaining equity interest in Equitrans Midstream in a strategic manner in lieu of attempting to fully achieve our Deleveraging Plan by mid-2020. We believe these actions are aligned with our desire to position the company to generate sustainable long-term value for our stakeholders.”

Preliminary First Quarter 2020 Highlights(1):

•	We have experienced limited operational impacts as a result of the COVID-19 pandemic

•	Sales volumes of 380 – 385 Bcfe, exceeding high-end of the guidance range of 360 – 370 Bcfe

•	Average differential of ($0.20) – ($0.15) per Mcf, in-line with midpoint of the guidance range of ($0.25) – ($0.05) per Mcf

•	Capital expenditures of $250 – $270 million, approximately 25% lower than fourth quarter 2019

•	Well costs of $740 – $750 per lateral foot in the Pennsylvania Marcellus, accelerating path towards target well costs

•	Total cash operating costs of $1.34 – $1.37 per Mcfe(2)

•	Increased 2021 hedge position to approximately 40% of expected production at an average realized floor price of $2.50 per Dth

•	2020 cash tax refunds now expected to be approximately $390 million, accelerated in part by the CARES Act

•	In advanced discussions to divest certain non-strategic assets for approximately $125 million

(1) First quarter 2020 highlights reflect our preliminary estimates with respect to such results based on currently available information, is not a comprehensive statement of our financial results and is subject to completion of our financial closing procedures. These results may change, and those changes may be material.

(2) Includes transportation and processing, production, exploration and selling, general and administrative expenses

NEWS RELEASE

Updates on outlook

The energy industry is currently experiencing two significant external stimuli that are impacting both day-to-day operations and the macro environment. The novel coronavirus, or COVID-19, outbreak and ensuing “stay at home” mandates throughout the United States and other parts of the world have resulted in decreased demand for natural gas, NGLs and oil. Additionally, in March 2020, the group of oil producing nations known as OPEC+ failed to reach an agreement over proposed oil production cuts stemming from the decrease in global demand for oil in light of the COVID-19 pandemic (the “oil price war”). Although the members of OPEC+ eventually reached an agreement in April 2020 to reduce their oil production beginning in May 2020 and continuing through April 2022, the OPEC+ members’ production of oil in the interim period prior to the commencement of the production cuts and the significant drop in demand has led to significant increases in the supply, and decreases in the price, of oil.

To date, we have experienced limited operational impacts as a result of the work from home restrictions or COVID-19 directly. As a “life-sustaining” business under the guidelines issued by each of the states in which we operate, we have been allowed to continue operations, provided that non-essential personnel have been required to work from home. One of the primary actions taken by the new management team during the 100-Day Plan was the establishment of a digital work environment, which has allowed us to maintain the engagement and connectivity of our personnel, as well as minimize the number of employees required in the office and field.

Similarly, we expect to have limited direct operational impacts from the oil price war. The oversupply of oil and NGLs resulting from the demand destruction attributable to COVID-19 is anticipated by some market participants to result in a lack of storage capacity and ultimately the shutting in of certain oil and NGLs production. We have limited direct oil and NGLs exposure, with approximately 95% of our production being natural gas.

The prices for natural gas, NGLs and oil have historically been volatile; however, the volatility in the prices for these commodities has substantially increased as a result of recent world developments in 2020. Oil prices in particular have plummeted in recent days. Strip pricing for natural gas has increased meaningfully as a result of the oil price war, with the principal contributing factor believed to be the market expectation that supply decreases in associated natural gas – natural gas produced as a byproduct of principally oil production activities – as a result of reduced or curtailed operations in oil basins will more than offset reduced demand for natural gas as a result of COVID-19. The impact of these recent developments on natural gas prices and our business are unpredictable, and there is no assurance that natural gas prices will remain at recently elevated prices or that any positive impact from the oil price war will outweigh the negative impact from reduced demand for natural gas as a result of COVID-19 or other factors.

Update on Deleveraging Plan

In October 2019, we announced a plan to reduce debt by approximately 30%, or approximately $1.5 billion (the “Deleveraging Plan”), by mid-2020 through asset monetizations and increased free cash flow. The Deleveraging Plan contemplated generating targeted proceeds from monetizations of select, non-core exploration and production assets, core mineral assets and/or our retained equity interest in Equitrans Midstream.

NEWS RELEASE

We continue to actively pursue monetization opportunities for certain of our non-core assets, and we are in advanced stages of negotiations for the sale of certain of our non-core assets principally located in central Pennsylvania for an anticipated sale price of approximately $125 million. Given current market conditions and our expectation that natural gas prices may improve further starting in the latter half of 2020, we intend to more selectively explore non-core asset sales and opportunistically assess monetizing our remaining equity interest in Equitrans Midstream Corporation in a strategic manner in lieu of attempting to fully achieve our Deleveraging Plan by mid-2020. We believe that the combination of the anticipated proceeds from these asset sales, an anticipated approximately $390 million of income tax refunds (in part accelerated by the Coronavirus Aid, Relief and Economic Security Act (the CARES Act)) and improved realized free cash flow amounts as a result of accelerated well cost reductions will be sufficient to allow us to repay or refinance our debt maturing in 2021 by the end of 2020. Until our leverage target is achieved, we still expect to use all free cash flow and divestiture proceeds to reduce debt.

The successful execution of the Deleveraging Plan is based on our current expectations, including with respect to matters beyond our control, and is subject to change. There can be no assurance that we will be able to find attractive asset monetization opportunities or that such transactions will be completed on our anticipated timeframe, if at all. Furthermore, our estimated value for the assets to be monetized under the Deleveraging Plan involves multiple assumptions and judgments about future events that are inherently uncertain; accordingly, there can be no assurance that the resulting net cash proceeds from asset monetization transactions will be as anticipated, even if such transactions are consummated. Some of the factors that could affect our ability to successfully execute the Deleveraging Plan include changes in the financial condition or prospects of prospective purchasers and the availability of financing to potential purchasers on reasonable terms, if at all, the number of prospective purchasers, the number of competing assets on the market, unfavorable economic conditions, industry trends and changes in laws and regulations. If we are not able to successfully execute the Deleveraging Plan or otherwise reduce debt to a level we believe appropriate, our credit ratings may be lowered, we may reduce or delay our planned capital expenditures or investments, and we may revise or delay our strategic plans.

First Quarter 2020 Earnings Conference Call:

EQT will host a conference call with security analysts on May 7, 2020, beginning at 10:30 a.m. ET. Topics of the teleconference will include financial and operational results, and other matters, with respect to the first quarter 2020. A brief Q&A session for security analysts will immediately follow the discussion. EQT plans to issue its financial and operating results prior to the market opening on the same day.

To access the live audio webcast of the conference call, visit EQT’s investor relations website at ir.eqt.com. A replay will also be available via EQT’s investor relations website for seven days following the live call.

About EQT Corporation

EQT Corporation is a natural gas production company with emphasis in the Appalachian Basin and operations throughout Pennsylvania, West Virginia and Ohio. With 130 years of experience and a long-standing history of good corporate citizenship, EQT is the largest producer of natural gas in the United States. As a leader in the use of advanced horizontal drilling technology, EQT is committed to minimizing the impact of drilling-related activities and reducing its overall environmental footprint. Through safe and responsible operations, EQT is helping to meet our nation’s demand for clean-burning energy, while continuing to provide a rewarding workplace and support for activities that enrich the communities where its employees live and work.

NEWS RELEASE

Cautionary Statements

This communication contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this communication specifically include preliminary first quarter 2020 financial and operating results and expectations of plans, strategies, divestitures, objectives and growth and anticipated financial and operational performance of the Company and its subsidiaries.

These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from projected or estimated results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events, considering all information currently available to the Company. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the Company’s control and which include, but are not limited to, volatility of commodity prices; the costs and results of drilling and operations; access to and cost of capital; uncertainties about estimates of reserves, identification of drilling locations and the ability to add proved reserves in the future; the assumptions underlying production forecasts; the quality of technical data; the Company's ability to appropriately allocate capital and resources among its strategic opportunities; inherent hazards and risks normally incidental to drilling for, producing, transporting and storing natural gas, natural gas liquids and oil; cyber security risks; availability and cost of drilling rigs, completion services, equipment, supplies, personnel, oilfield services and water required to execute the Company's exploration and development plans; the ability to obtain environmental and other permits and the timing thereof; government regulation or action; environmental and weather risks, including the possible impacts of climate change; and disruptions to the Company’s business due to acquisitions and other significant transactions. The risks and uncertainties that may affect the forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the Securities and Exchange Commission on February 27, 2020, and as updated by the Company’s Current Report on Form 8-K that will be filed with the SEC on April 23, 2020, the Company’s subsequent Quarterly Reports on Form 10-Q, and other documents the Company files from time to time with the SEC. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Investor contact:

Andrew Breese – Director, Investor Relations
412.395.2555

ABreese@eqt.com

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